Exhibit 99.1

TIB Financial Corp. Reports First Quarter Results

NAPLES, Fla.--(BUSINESS WIRE)--May 7, 2012--TIB Financial Corp. (NASDAQ: TIBB) a majority-owned subsidiary of Capital Bank Financial Corp. (“CBF”; formerly known as North American Financial Holdings, Inc.), today reported its unaudited financial results for the first quarter of 2012. Operating and financial highlights include the following:

  The Company reported net income of $2.0 million, or $0.16 per diluted share, for the three months ended March 31, 2012 as compared to net income of $1.1 million, or $0.07 per diluted share for the three months ended March 31, 2011.
  The Company holds a 21% ownership interest in Capital Bank, NA at March 31, 2012 which has 143 branches and $6.5 billion in assets in Florida, North Carolina, South Carolina, Tennessee and Virginia.
  CBF, the Company’s majority shareholder agreed to acquire 100% of Southern Community Financial Corp., which it expects to close, pending shareholder and regulatory approval, during the second quarter of 2012. Southern Community Bank and Trust has approximately $1.5 billion in assets and operates 22 branches throughout North Carolina.
  During the first quarter of 2012, the Company’s investment in Capital Bank, NA increased by $2.0 million as equity in income from Capital Bank NA of $2.5 million was partially offset by the Company’s share of declines in other comprehensive income of $0.5 million.

“I am very excited about CBF’s agreement to acquire Southern Community Financial Corp. While shareholder and regulatory approvals are still pending, Southern Community will expand the Bank’s franchise throughout North Carolina, where we see significant growth opportunities. Integration planning is already underway, and as I have gotten to know more of Southern Community’s workforce, I have been impressed by their professionalism and their commitment to their customers and their communities,” stated Gene Taylor, Chairman and Chief Executive Officer of CBF and TIB Financial Corp.

“Organic loan production, deleveraging and core deposit growth is helping improve the Bank’s profitability, and now that the integration of Tennessee is complete, we are in position to rationalize certain duplicative functions with the goal of continuing to improve our efficiency ratio,” commented Chris Marshall, Chief Financial Officer of CBF and TIB Financial Corp.

Bank Merger

Effective April 29, 2011, TIB Bank (the “Bank”), a wholly-owned subsidiary of the Company, merged (the “Merger”) with and into NAFH National Bank (“NAFH Bank”), a national banking association, with NAFH Bank as the surviving entity. On June 30, 2011, Capital Bank, a wholly-owned subsidiary of Capital Bank Corp., an affiliated majority-owned subsidiary of CBF, also merged with and into NAFH Bank, with NAFH Bank as the surviving entity. In connection with the merger, NAFH Bank changed its name to Capital Bank, NA. Additionally on September 7, 2011, GreenBank merged with and into Capital Bank, NA. CBF is the owner of approximately 94% of the Company’s common stock, approximately 83% of Capital Bank Corp.’s common stock, and approximately 90% of Green Bankshares common stock.

Through the subsidiary bank mergers, the common stock of the subsidiary banks was converted into shares of Capital Bank, NA common stock based on each entity’s relative tangible book value. As a result of the mergers of TIB Bank, Capital Bank and Green Bank into Capital Bank, N.A., the Company now owns approximately 21% of Capital Bank, NA, with CBF directly owning 19%, Capital Bank Corp. directly owning 26% and Green Bankshares owning the remaining 34%.

The Company’s investment in Capital Bank, NA is recorded as an equity-method investment in that entity. As of March 31, 2012, the Company’s investment in Capital Bank, NA totaled $202.9 million, which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity at that date. In connection with the Merger, the assets and liabilities of the Bank were de-consolidated from the Company’s balance sheet resulting in a significant decrease in the total assets and total liabilities of the Company in the second quarter of 2011.

As of March 31, 2012, following the mergers, Capital Bank, NA had total assets of $6.5 billion, total deposits of $5.3 billion and shareholders’ equity of $949.3 million and operated 143 branches in Florida, North Carolina, South Carolina, Tennessee and Virginia.

The following table presents summarized financial information for Capital Bank, NA:

Three months ended
March 31, 2012
Interest income	$74,132
Interest expense	8,725
Net interest income	65,407
Provision for loan losses	5,376
Non-interest income	14,614
Non-interest expense	55,217
Net income	$11,907

Financial Discussion

The Company reported net income of $2.0 million for the first quarter compared to a net loss of $819,000 for the fourth quarter of 2011 and net income of $1.1 million for the first quarter of 2011. Due to the Merger discussed above and the resulting deconsolidation of TIB Bank on April 29, 2011, the operating results for the first quarter of 2012 includes three months of equity in income from its investment in Capital Bank, NA which amounted to $2.5 million, net of tax and therefore are generally not comparable to the operations during the first quarter of 2011. Due to the Company accounting for its investment in Capital Bank, NA using the equity method, a comparison of net interest margin to prior periods is not meaningful and is excluded.

During 2011, the Company’s registered investment advisor, Naples Capital Advisors, Inc.’s experienced a decrease in assets under advisement to approximately $102 million from approximately $193 million as of December 31, 2010, following the departure of certain employees, leading to an impairment charge of $2.9 million recorded during the fourth quarter of 2011. The remaining value of the customer relationship intangible at March 31, 2012 was approximately $185,000.

Potential Merger of TIB Financial Corp. and CBF.

On September 1, 2011, CBF and the Company’s Board of Directors approved and adopted a plan of merger. The plan of merger provides for the merger of TIB Financial Corp. with and into CBF, with CBF continuing as the surviving entity. In the merger, each share of TIB Financial Corp.’s common stock issued and outstanding immediately prior to the completion of the merger, except for shares for which appraisal rights are properly exercised and certain shares held by CBF or TIB Financial Corp., will be converted into the right to receive 0.7205 of a share of CBF Class A common stock. No fractional shares of Class A common stock will be issued in connection with the merger, and holders of TIB Financial Corp. common stock will be entitled to receive cash in lieu thereof.

Since CBF currently owns more than 90% of common stock of TIB Financial Corp., under Delaware and Florida law, no vote of our stockholders is required to complete the merger. CBF will determine when and if the merger will ultimately take place.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a financial services company with a 21% equity method investment in Capital Bank NA, a national banking association with approximately $6.5 billion in total assets and 143 full-service banking offices throughout southern Florida and the Florida Keys, North Carolina, South Carolina, Tennessee and Virginia. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor.

To learn more about Capital Bank NA and Naples Capital Advisors, Inc., visit www.capitalbank-us.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.capitalbank-us.com. For more information, contact Christopher G. Marshall, Chief Financial Officer, at (704) 554-5901.

Information in this press release contains forward-looking statements. Such forward looking statements can be identified by the use of forward looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” or “continue,” or the negative thereof or other variations thereof or comparable terminology. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, market and economic conditions, the management of our growth, the risks associated with Capital Bank NA’s loan portfolio and real estate holdings, local economic conditions affecting retail and commercial real estate, the ability to integrate our new management and directors without encountering potential difficulties, the Company’s geographic concentration in the southeastern region of the United States, ability to integrate the operations of the Bank with those of Capital Bank, NA, the potential for the interests of the other shareholders of Capital Bank, NA to differ from those of the Company, restrictions imposed by Capital Bank, NA’s loss sharing agreements with the FDIC, the assumptions and judgments required by loss share accounting and the acquisition method of accounting, competition within the industry, dependence on key personnel, government legislation and regulation, the risks associated with identification, completion and integration of any future acquisitions, risks related to Capital Bank NA’s technology and information systems, risks associated with the controlling interest of NAFH in the Company, and risks associated with the limited liquidity of the Company’s common stock. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Quarter Ended
		December	September	June 30,	March 31,
	March 31, 2012	31, 2011	30, 2011	2011	2011
Interest and dividend income	$2	$2	$10	$5,290	$15,844
Interest expense	462	492	471	1,356	3,162
NET INTEREST INCOME (EXPENSE)	(460)	(490)	(461)	3,934	12,682

Provision for loan losses	-	-	-	136	485

NON-INTEREST INCOME:
Equity in income of Capital Bank, NA	2,545	1,453	1,973	658	-
Investment advisory and trust fees	131	120	407	379	387
Service charges on deposit accounts	-	-	-	257	813
Fees on mortgage loans sold	-	-	-	144	354
Investment securities gains, net	-	-	-	-	12
Other income	-	-	-	464	1,205
Total non-interest income	2,676	1,573	2,380	1,902	2,771

NON-INTEREST EXPENSE:
Salaries & employee benefits	106	18	240	2,250	6,501
Net occupancy expense	6	6	14	692	2,048
Foreclosed asset related expense	-	-	-	43	522
Impairment of wealth management
customer relationship intangible	-	2,872	-	-	-
Other expense	348	351	345	1,614	4,254
Total non-interest expense	460	3,247	599	4,599	13,325

Income (loss) before income taxes	1,756	(2,164)	1,320	1,101	1,643
Income tax (benefit) expense	(249)	(1,345)	(271)	141	575
NET INCOME (LOSS)	$2,005	$(819)	$1,591	$960	$1,068

BASIC EARNINGS (LOSS) PER
COMMON SHARE:	$0.16	$(0.07)	$0.13	$0.08	$0.09

DILUTED EARNINGS (LOSS) PER
COMMON SHARE:	$0.16	$(0.07)	$0.13	$0.07	$0.07

TIB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands, except per share data)	March 31,	December 31,
	2012	2011
Assets
Cash and due from banks	$1,008	$1,159
Interest-bearing deposits with banks	874	1,062
Cash and cash equivalents	1,882	2,221

Intangible assets, net	227	235
Accrued interest receivable and other assets	1,308	1,324
Equity method investment in Capital Bank, NA	202,872	200,843
Total assets	$206,289	$204,623

Liabilities and Shareholders’ Equity
Liabilities
Long-term borrowings	$23,250	$23,176
Deferred income tax liability	3,615	3,641
Accrued interest payable and other liabilities	557	428
Total liabilities	27,422	27,245

Shareholders’ Equity
Preferred stock - $.10 par value: 5,000 shares authorized, none
issued and outstanding	-	-
Common stock - $.10 par value: 50,000 shares authorized, 12,350
issued and outstanding	1,235	1,235
Additional paid in capital	170,801	170,801
Retained earnings	5,365	3,360
Accumulated other comprehensive income	1,466	1,982
Total shareholders’ equity	178,867	177,378

Total Liabilities and Shareholders’ Equity	$206,289	$204,623

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars and shares in thousands, except per share data)

	As of or For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
Real estate mortgage loans:
Commercial	$-	$-	$-	$-	$604,192
Residential	-	-	-	-	232,347
Farmland	-	-	-	-	12,538
Construction and vacant land	-	-	-	-	40,503
Commercial and agricultural loans	-	-	-	-	60,219
Indirect auto loans	-	-	-	-	40,653
Home equity loans	-	-	-	-	30,541
Other consumer loans	-	-	-	-	8,471
Total loans	$-	$-	$-	$-	$1,029,464

Gross loans	$-	$-	$-	$-	$1,030,377

Net loan charge-offs	$-	$-	$-	$14	$10

Allowance for loan losses	$-	$-	$-	$-	$877
Allowance for loan losses/ loans originated in period	N/A	N/A	N/A	N/A	1.14%
Allowance for loan losses excluding specific reserves	N/A	N/A	N/A	N/A	877

Total interest-earning assets	$874	$1,062	$1,186	$5,124	$1,546,918
Other real estate owned	$-	$-	$-	$-	$19,504
Other repossessed assets	$-	$-	$-	$-	$108
Goodwill and intangibles, net of accumulated amortization	$227	$235	$3,198	$3,288	$41,042

Interest-bearing deposits:
NOW accounts	$-	$-	$-	$-	$180,204
Money market	-	-	-	-	214,532
Savings deposits	-	-	-	-	111,645
Time deposits	-	-	-	-	609,219
Non-interest bearing deposits	-	-	-	-	224,614
Total deposits	$-	$-	$-	$-	$1,340,214

Tax equivalent net interest margin	NM	NM	NM	3.08%	3.34%
Non-interest expense/tax equivalent net interest
income and non-interest income	20.76%	34.63%	31.21%	78.68%	86.06%
Average diluted common shares	12,350	12,350	12,350	13,430	14,963
End of quarter common shares outstanding	12,350	12,350	12,350	12,350	12,350
Total equity	$178,867	$177,378	$178,317	$180,036	$186,981
Book value per common share	$14.48	$14.36	$14.44	$14.58	$15.14
Tangible book value per common share	$12.25	$12.12	$12.08	$12.33	$11.82
Tier 1 capital to average assets – Capital Bank, NA
(TIB Bank at March 31, 2011)	10.8%	10.4%	13.8%	10.5%	8.4%
Tier 1 capital to risk weighted assets - Capital Bank, NA
(TIB Bank at March 31, 2011)	16.1%	15.7%	16.0%	17.0%	13.2%
Total capital to risk weighted assets - Capital Bank, NA
(TIB Bank at March 31, 2011)	17.2%	16.7%	16.5%	17.5%	13.3%

Total assets	$206,289	$204,623	$206,526	$210,103	$1,729,342

CONTACT:
TIB Financial Corp.
Christopher G. Marshall, 704-554-5901
Chief Financial Officer
cmarshall@nafhinc.com